Exhibit 3.1.6

AMENDED AND RESTATED CERTIFICATE OF DESIGNATION OF PREFERENCES,

RIGHTS AND LIMITATIONS

OF

HYPERION DEFI, INC.

A DELAWARE CORPORATION

Pursuant to Section 151 of the Delaware General Corporation Law, the undersigned, HYUNSU JUNG, hereby certifies that:

1.	He is the duly elected Chief Executive Officer of HYPERION DEFI, INC., a Delaware corporation (the “Corporation”).
2.

A resolution was adopted and approved by the board of directors of the Corporation (the “Board of Directors”) by unanimous written consent on June 17, 2025 authorizing and approving the Certificate of Designations of Preferences, Rights and Limitations of the Series A Non-voting Convertible Preferred Stock (the “Series A Preferred Stock”) of the Corporation.

3.

A resolution was adopted and approved by the Board of Directors of the Corporation on October 20, 2025 and the holders of a majority of the outstanding shares of Series A Preferred Stock on February 19, 2026 by written consent, authorizing and approving the amended and restated Certificate of Designations of Preferences, Rights and Limitations of the Series A Preferred Stock of the Corporation as set forth in Exhibit A.

4.	5,435,897 shares of Series A Preferred Stock have been issued as of the date hereof, 5,235,897 of which remain outstanding.

IN WITNESS WHEREOF, the undersigned does hereby execute this Certificate, and does hereby acknowledge that this instrument constitutes his act and deed and that the facts stated herein are true.

HYPERION DEFI, INC.

By: /s/Hyunsu Jung
Name:	Hyunsu Jung
Title:	Chief Executive Officer
Dated:	March 23, 2026

EXHIBIT A

HYPERION DEFI, INC.

AMENDED AND RESTATED CERTIFICATE OF DESIGNATION OF PREFERENCES,

RIGHTS AND LIMITATIONS

OF

SERIES A NON-VOTING CONVERTIBLE PREFERRED STOCK

Pursuant to Section 151 of the

General Corporation Law of the State of Delaware

THE UNDERSIGNED DOES HEREBY CERTIFY, on behalf of Hyperion DeFi, Inc., a Delaware corporation (the “Corporation”), that in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware (the “DGCL”), and in accordance with the provisions of the unanimous written consent (the “Consent”) of the Board of Directors of the Corporation (the “Board of Directors”) on June 17, 2025, which provided for the creation of a series of the Corporation’s Preferred Stock, par value $0.0001 per share, which is designated as “Series A Non-Voting Convertible Preferred Stock,” with the preferences, rights and limitations set forth therein relating to dividends, conversion, redemption, dissolution and distribution of assets of the Corporation:

WHEREAS: the Amended and Restated Certificate of Incorporation of the Corporation, as amended (the “Certificate of Incorporation”), provides for a class of its authorized stock known as Preferred Stock, consisting of 60,000,000 shares, $0.0001 par value per share (the “Preferred Stock”), issuable from time to time in one or more series.

WHEREAS: Pursuant to the Consent, the Board of Directors (i) authorized the issuance of 5,435,898 shares of “Series A Non-Voting Convertible Preferred Stock” pursuant to the terms of the Securities Purchase Agreement, dated as of June 17, 2025, by and among the Corporation and the Holders (as defined below) (the “Purchase Agreement”), and (ii) fixed the designations, powers, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, of such shares of Preferred Stock, in addition to any provisions set forth in the Certificate of Incorporation that are applicable to the Preferred Stock of all classes and series.

WHEREAS: The Certificate of Designation of the Series A Non-Voting Convertible Preferred Stock (the “Original Certificate of Designation”) was filed with the Secretary of State of the State of Delaware on June 20, 2025.

WHEREAS: This Amended and Restated Certificate of Designation has been duly adopted by the Board of Directors and a majority of the Holders.

RESOLVED: That the Board does hereby provide that the rights set forth in the Original Certificate of Designation are hereby amended and restated as follows:

TERMS OF SERIES A NON-VOTING CONVERTIBLE PREFERRED STOCK

1.	Definitions. For the purposes hereof, the following terms shall have the following meanings:

“Business Day” means any day other than Saturday, Sunday or other day on which commercial banks in the City of New York are authorized or required by law to remain closed.

“Closing Sale Price” means, for any security as of any date, the last closing trade price for such security on the Principal Market, as reported by Bloomberg, or, if the Principal Market begins to operate on an extended hours basis and does not designate the closing trade price, then the last trade price of such security prior to 4:00:00 p.m., New York time, as reported by Bloomberg, or, if the Principal Market is not the principal securities exchange or trading market for such security, the last trade price of such security on the principal securities exchange or trading market where such security is listed or traded as reported by Bloomberg, or if the foregoing does not apply, the last trade price of such security in the over-the-counter market on the electronic bulletin board for such security as reported by Bloomberg, or, if no last trade price is reported for such security by Bloomberg, the average of the ask prices of any market makers for such security as reported in The Pink Open Market (or a similar organization or agency succeeding to its functions of reporting prices). If the Closing Sale Price cannot be calculated for a security on a particular date on any of the foregoing bases, the Closing Sale Price of such security on such date shall be the fair market value as mutually determined by the Company and the Holder. All such determinations shall be appropriately adjusted for any stock dividend, stock split, stock combination or other similar transaction during such period.

“Commission” means the United States Securities and Exchange Commission.

“Common Stock” means the Corporation’s common stock, par value $0.0001 per share, and stock of any other class of securities into which such securities may hereafter be reclassified or changed.

“Conversion Price” means $3.25.

“Conversion Shares” means, collectively, the shares of Common Stock issuable upon conversion of the shares of Series A Non-Voting Convertible Preferred Stock in accordance with the terms hereof.

“Conversion Shares Registration Statement” means the registration statement or statements to be filed pursuant to that certain Registration Rights Agreement, dated as of June 17, 2025, by and between the Company and Holder.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Holder” means a holder of shares of Series A Non-Voting Convertible Preferred Stock.

“Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, any other entity or a government or any department or agency thereof.

“Principal Market” means the Nasdaq Capital Market.

“Trading Day” means, as applicable, (x) with respect to all price or trading volume determinations relating to the Common Stock, any day on which the Common Stock is traded on the Principal Market, or, if the Principal Market is not the principal trading market for the Common Stock, then on the principal securities exchange or securities market on which the Common Stock is then traded, provided that “Trading Day” shall not include any day on which the Common Stock is scheduled to trade on such exchange or market for less than 4.5 hours or any day that the Common Stock is suspended from trading during the final hour of trading on such exchange or market (or if such exchange or market does not designate in advance the closing time of trading on such exchange or market, then during the hour ending at 4:00:00 p.m., New York time) unless such day is otherwise designated as a Trading Day in writing by the Holder or (y) with respect to all determinations other than price or trading volume determinations relating to the Common Stock, any day on which The New York Stock Exchange (or any successor thereto) is open for trading of securities.

2.Designation, Amount and Par Value. The series of Preferred Stock shall be designated as the Corporation’s Series A Non-Voting Convertible Preferred Stock (the “Series A Non-Voting Convertible Preferred Stock”) and the number of shares so designated shall be 5,435,898. Each share of Series A Non-Voting Convertible Preferred Stock shall have a par value of $0.0001 per share.

3. Dividends.

3.1Holders of shares of the Series A Non-Voting Convertible Preferred Stock are entitled to receive dividends at an annual rate of 6%, payable quarterly in arrears (the “Dividend Rate”). Such dividend shall be payable in cash or, at the Corporation’s option, in freely tradeable shares of Common Stock (the “PIK Dividend”), at the Conversion Price, measured as of the date on which such shares are issued, subject to the Maximum Percentage

(defined below) limitations. Such dividends will accrue on all issued and outstanding shares of Series A Non-Voting Convertible Preferred Stock, prior to and in preference to all other shares of capital stock of the Corporation. PIK Dividends shall be paid by delivering to each record holder of Series A Non-Voting Convertible Preferred Stock a number of shares of Common Stock (“PIK Dividend Shares”) determined by dividing (x) the total aggregate dollar amount of dividends accrued and unpaid with respect to the number of Series A Non-Voting Convertible Preferred Stock owned by such record holder on the record date for the applicable Dividend Payment Date (rounded to the nearest whole cent) by (y) the then applicable Conversion Price. In order to deliver PIK Dividend Shares in lieu of cash on a Dividend Payment Date (as defined below), the Corporation must deliver, on or before the fifteenth (15th) calendar day immediately prior to such date, written notice to each Holder of Series A Non-Voting Convertible Preferred Stock stating that the Corporation wishes to do so (a “PIK Stock Dividend Notice”); in the event that the Corporation does not deliver a PIK Stock Dividend Notice on or before such fifteenth (15th) day, the Corporation will be deemed to have elected to pay the related dividend in cash. Dividends on the Series A Non-Voting Convertible Preferred Stock shall accrue daily and be cumulative until paid from, and including, the Issuance Date and shall be payable monthly on the fifth (5th) day following the last day of each fiscal quarter (each such payment date, a “Dividend Payment Date,” and each such quarterly period, a “Dividend Period”); provided that if any Dividend Payment Date is not a Business Day, then the dividend that would otherwise have been payable on that Dividend Payment Date may be paid on the next succeeding Business Day, and no interest, additional dividends or other sums will accrue on the amount so payable for the period from and after that Dividend Payment Date to that next succeeding Business Day. Any dividend payable on the Series A Non-Voting Convertible Preferred Stock, including dividends payable for any partial Dividend Period, will be computed on the basis of a 360-day year consisting of four 90-day quarters. Dividends will be payable to holders of record as they appear in the Corporation’s stock records for the Series A Non-Voting Convertible Preferred Stock at the close of business on the applicable record date, which shall be the last day of the calendar quarter, whether or not a Business Day, in which the applicable Dividend Payment Date falls (each, a “Dividend Record Date”). All Dividend Amounts payable with respect to the Holders of Series A Non-Voting Convertible Preferred Stock shall be paid, whether in cash or in PIK Dividend Shares pursuant to this Section 3.1, pro rata to each Holder of shares of Series A Non-Voting Convertible Preferred Stock based upon the aggregate accrued but unpaid dividends on the shares held by each such Holder. PIK Dividend Shares issued on the applicable Dividend Payment Date shall have an aggregate Dividend Amount on such Dividend Payment Date equal to the total Dividend Amount accrued on such shares as of such Dividend Payment Date minus any portion thereof paid in cash pursuant hereto. Notwithstanding anything contained herein to the contrary, the Corporation shall take all actions necessary for all PIK Dividend Shares to be duly authorized and validly issued, fully paid and nonassessable, and issued free and clear of all liens, mortgages, security interests, pledges, deposits, restrictions or other encumbrances, on each Dividend Payment Date. The Corporation shall update its books and records to reflect the issuance of any PIK Dividend Shares promptly following each Dividend Payment Date, and at the request of any Holder of shares of Series A Non-Voting Convertible Preferred Stock, shall deliver to such Holder a copy of such books and records reflecting the issuance of such PIK Dividend Shares; provided, however, that the failure of the Corporation to comply with the terms of this sentence shall not in any way affect the issuance of such PIK Dividend Shares in accordance with the terms hereof. To the extent that the Corporation determines a shelf registration statement to cover resales of PIK Dividend Shares is required in connection with the issuance of, or for resales of, such PIK Dividend Shares, the Corporation will use its commercially reasonable efforts to file and maintain the effectiveness of such a shelf registration statement until such time as all shares of such stock have been resold thereunder or such shares are eligible for resale pursuant to Rule 144(b)(1) under the Securities Act of 1933, as amended.

3.2If the Corporation fails to pay in full any dividend on the Series A Non-Voting Convertible Preferred Stock on the applicable Dividend Payment Date, then, commencing on the day immediately following such missed Dividend Payment Date and continuing until all accrued and unpaid dividends have been paid in full, all unpaid dividends shall be cumulative and shall automatically accrue and compound as the PIK Dividend, which shall be added to the liquidation preference of the Series A Non-Voting Convertible Preferred Stock.

3.3In addition to their rights under Section 3.1 above, Holders shall be entitled to receive, and the Corporation shall pay, dividends on shares of the Series A Non-Voting Convertible Preferred Stock (on an as-if-converted-to-Common-Stock basis, without regard to the Maximum Percentage limitations) equal to and in the same form, and in the same manner, as dividends (other than dividends on shares of the Common Stock payable in the form of Common Stock) actually paid on shares of the Common Stock when, as and if such dividends are paid on shares of the Common Stock. Other than as set forth in the previous sentence, no other dividends shall be paid on shares of Series A Non-Voting Convertible Preferred Stock, and the Corporation shall pay no dividends (other than dividends payable in the form of Common Stock) on shares of the Common Stock unless it simultaneously complies with the previous sentence.

4.Voting Rights.

4.1Except as otherwise provided herein or as otherwise required by the DGCL, the Series A Non-Voting Convertible Preferred Stock shall have no voting rights. However, as long as any shares of Series A Non-Voting Convertible Preferred Stock are outstanding, the Corporation shall not, without the affirmative vote of the holders of a majority of the then outstanding shares of the Series A Non-Voting Convertible Preferred Stock: (i) agree to a any consolidation or merger, consolidation, amalgamation or arrangement to which the Company is a party, any sale or transfer of all or substantially all of the assets of its, or any compulsory share exchange whereby the Common Stock is converted into other securities, cash or property, any recapitalization, reclassification, conversion or otherwise; (ii) alter or change adversely the powers, preferences or rights given to the Series A Non-Voting Convertible Preferred Stock or alter or amend this Certificate of Designation, amend or repeal any provision of, or add any provision to, the Certificate of Incorporation or Amended and Restated Bylaws of the Corporation, or file any articles of amendment, certificate of designations, preferences, limitations and relative rights of any series of Preferred Stock, if such action would adversely alter or change the preferences, rights, privileges or powers of, or restrictions provided for the benefit of the Series A Non-Voting Convertible Preferred Stock, regardless of whether any of the foregoing actions shall be by means of amendment to the Certificate of Incorporation or by merger, consolidation, recapitalization, reclassification, conversion or otherwise, (iii) issue further shares of Series A Non-Voting Convertible Preferred Stock or increase or decrease (other than by conversion) the number of authorized shares of Series A Non-Voting Convertible Preferred Stock; (iv) enter into any agreement with respect to any of the foregoing; (v) increase or decrease the size of the Company’s Board of Directors from five (5); or (vi) incur additional indebtedness other than presently outstanding indebtedness. Holders of shares of Common Stock acquired upon the conversion of shares of Series A Non-Voting Convertible Preferred Stock shall be entitled to the same voting rights as each other holder of Common Stock.

4.2Any vote required or permitted under Section 4.1 may be taken at a meeting of the Holders or through the execution of an action by written consent in lieu of such meeting, provided that the consent is executed by Holders representing a majority of the outstanding shares of Series A Non-Voting Convertible Preferred Stock.

5.Rank; Liquidation.

5.1The Series A Non-Voting Convertible Preferred Stock shall rank on parity with the Common Stock as to distributions of assets upon liquidation, dissolution or winding up of the Corporation, whether voluntarily or involuntarily.

5.2Upon any liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary (a “Liquidation”), each Holder shall be entitled to receive out of the assets, whether capital or surplus, of the Corporation before any payment shall be made to the holders of Common Stock by reason of their ownership thereof, an amount per share equal to the greater of (i) the applicable purchase price per share of Preferred Stock originally paid by the Holder, plus any dividends declared but unpaid thereon, or (ii) the same amount that a holder of Common Stock would receive if the Series A Non-Voting Convertible Preferred Stock were fully converted (disregarding for such purpose any Maximum Percentage limitation) to Common Stock. If, upon any such Liquidation, the assets of the Corporation shall be insufficient to pay the Holders of shares of the Series A Non-Voting Convertible Preferred Stock the amount required under the preceding sentence, then all remaining assets of the Corporation shall be distributed ratably to the Holders and the holders of Common Stock in accordance with the respective amounts that would be payable on all such securities if all amounts payable thereon were paid in full. For the avoidance of any doubt, a Fundamental Transaction (as defined below) shall not be deemed a Liquidation unless the Corporation expressly declares that such Fundamental Transaction shall be treated as if it were a Liquidation.

6.Conversion.

6.1Conversion at Option of Holder. Subject to Section 6.3, each share of Series A Non-Voting Convertible Preferred Stock then outstanding shall be convertible, at any time and from time to time, at the option of the Holder thereof, into a number of shares of Common Stock equal to the Conversion Ratio, subject to the Maximum Percentage limitations (each, an “Optional Conversion”). Holders shall effect conversions by providing the Corporation with the form of conversion notice attached hereto as Annex A (a “Notice of Conversion”), duly completed and executed. Provided the Corporation’s transfer agent is participating in the Depository Trust Company (“DTC”) Fast Automated Securities Transfer program, the Notice of Conversion may specify, at the Holder’s election, whether the applicable Conversion Shares shall be credited to the account of the Holder’s prime broker with DTC through its DWAC Delivery. The date on which an Optional Conversion shall be deemed effective (the “Conversion Date”) shall be the Trading Day that the Notice of Conversion, completed and executed, is sent via email to, and received during regular business hours by, the Corporation; provided, that the original certificate(s) (if any) representing such shares of Series A Non-Voting Convertible Preferred Stock being converted, duly endorsed, and the accompanying Notice of Conversion, are received by the Corporation within two (2) Trading Days thereafter. In all other cases, the Conversion Date shall be defined as the Trading Day on which the original certificate(s) (if any) representing such shares of Series A Non-Voting Convertible Preferred Stock being converted, duly endorsed, and the accompanying Notice of Conversion, are received by the Corporation. The calculations set forth in the Notice of Conversion shall control in the absence of manifest or mathematical error.

6.2Conversion Ratio. The “Conversion Ratio” for each share of Series A Non-Voting Convertible Preferred Stock shall be three (3) shares of Common Stock issuable upon the conversion (the “Conversion”) of each share of Series A Non-Voting Convertible Preferred Stock, subject to adjustment as provided herein.

6.3Beneficial Ownership Limitation. The Company shall not effect conversion of any share of Series A Non-Voting Convertible Preferred Stock, and a Holder shall not have the right to convert any portion of the Series A Non-Voting Convertible Preferred Stock, pursuant to the terms and conditions of this Certificate of Designations, and any such conversion shall be null and void and treated as if never made, to the extent that after giving effect to such conversion, such Holder (or any of such Holder’s affiliates or any other Person who would be a beneficial owner of Common Stock beneficially owned by the Holder for purposes of Section 13(d) or Section 16 of the Exchange Act and the applicable rules and regulations of the Commission, including any “group” of which the Holder is a member (the foregoing, “Attribution Parties”)) collectively would beneficially own in excess of 4.99% or such greater percentage to which a Holder’s beneficial ownership may be duly increased by notice from the Holder in accordance with this Section 6.3 (the “Maximum Percentage”) of the shares of Common Stock outstanding immediately after giving effect to such conversion; provided, however, that in no event shall the Maximum Percentage when combined with the number of shares of Common Stock held by Holder and the other Attribution Parties exceed 19.99% without stockholder approval. For purposes of this Section 6.3, the aggregate number of shares of Common Stock beneficially owned by the Holder and the other Attribution Parties shall include the number of shares of Common Stock held by the Holder and all other Attribution Parties plus the number of shares of Common Stock issuable upon conversion of the Series A Non-Voting Convertible Preferred Stock with respect to which the determination of the Maximum Percentage is being made, but shall exclude shares of Common Stock which would be issuable upon (A) conversion of the remaining, unconverted Series A Non-Voting Convertible Preferred Stock beneficially owned by the Holder or any of the other Attribution Parties and (B) exercise or conversion of the unexercised or unconverted portion of any other securities of the Company beneficially owned by the Holder or any other Attribution Party subject to a limitation on conversion or exercise analogous to the limitation contained in this Section 6.3. For purposes of this Section 6.3, beneficial ownership shall be calculated in accordance with Section 13(d) of the 1934 Act. If the Company receives a Notice of Conversion from the Holder which would cause beneficial ownership in excess of the Maximum Percentage, the Company shall (i) notify the Holder in writing of the number of shares of Common Stock then outstanding and, to the extent that such Conversion would otherwise cause the Holder’s beneficial ownership, as determined pursuant to this Section 6.3, to exceed the Maximum Percentage, the Holder must notify the Company of a reduced number of Conversion Shares to be acquired pursuant to such Notice of Conversion (the number of shares by which such conversion is reduced, the “Reduction Shares”) and (ii) as soon as reasonably practicable, the Company shall return to the Holder any conversion price paid by the Holder for the Reduction Shares. In the event that the issuance of shares of Common Stock to the Holder upon conversion of the Series A Non-Voting Convertible Preferred Stock results in the Holder and the other Attribution Parties being deemed to beneficially own, in the aggregate, more than the Maximum Percentage of the number of outstanding shares of Common Stock (as determined under Section 13(d) of the 1934

Act), the number of shares so issued by which the Holder’s and the other Attribution Parties’ aggregate beneficial ownership exceeds the Maximum Percentage (the “Excess Shares”) shall be deemed null and void and shall be cancelled ab initio, and the Holder shall not have the power to vote or to transfer the Excess Shares. As soon as reasonably practicable after the issuance of the Excess Shares has been deemed null and void, the Company shall return to the Holder the conversion price paid by the Holder for the Excess Shares. Upon delivery of a written notice to the Company, the Holder may from time to time increase or decrease the Maximum Percentage to any other percentage not in excess of 19.99% as specified in such notice; provided that any such increase in the Maximum Percentage will not be effective until the sixty-first (61st) day after such notice is delivered to the Company. For purposes of clarity, the shares of Common Stock issuable pursuant to the terms of this Certificate of Designations in excess of the Maximum Percentage shall not be deemed to be beneficially owned by the Holder for any purpose including for purposes of Section 13(d) or Rule 16a-1(a)(1) of the 1934 Act. Notwithstanding anything to the contrary in this Section 6.3 or elsewhere in this Certificate of Designations, the Maximum Percentage may exceed 19.99% if and to the extent that the Company’s stockholders have approved a higher limitation by written consent or at an annual or special meeting duly noticed and called, in accordance with Delaware law and the Company’s bylaws. To the extent that the limitations contained in this Section 6.3 apply, the determination of whether the Series A Non-Voting Convertible Preferred Stock is convertible (in relation to other securities owned by the Holder together with any Attribution Parties) and of which portion of the Series A Non-Voting Convertible Preferred Stock is convertible shall be in the sole discretion of the Holder, and the submission of a Notice of Conversion shall be deemed to be the Holder’s determination of whether the Series A Non-Voting Convertible Preferred Stock is convertible (in relation to other securities owned by the Holder together with any Attribution Parties) and of which portion of the Series A Non-Voting Convertible Preferred Stock is convertible, in each case subject to the Maximum Percentage limitations, and the Company shall have no obligation to verify or confirm the accuracy of such determination. No prior inability to convert the Series A Non-Voting Convertible Preferred Stock pursuant to this paragraph shall have any effect on the applicability of the provisions of this paragraph with respect to any subsequent determination of convertibility. The provisions of this Section 6.3 shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 6.3 to the extent necessary to correct this Section or any portion of this Section which may be defective or inconsistent with the intended beneficial ownership limitation contained in this Section 6.3 or to make changes or supplements necessary or desirable to properly give effect to such limitation. The limitation contained in this paragraph may not be waived and shall apply to a successor holder of Series A Non-Voting Convertible Preferred Stock.

6.4Mechanics of Conversion.

6.4.1Delivery of Certificate or Electronic Issuance. Upon Conversion not later than (i) two (2) Trading Days and (ii) the number of Trading Days comprising the Standard Settlement Period (as defined below) after the applicable Conversion Date, or if the Holder requests the issuance of physical certificate(s), two (2) Trading Days after receipt by the Corporation of the original certificate(s) representing such shares of Series A Non-Voting Convertible Preferred Stock being converted, duly endorsed, and the accompanying Notice of Conversion (the “Share Delivery Date”), the Corporation shall either: (a) deliver, or cause to be delivered, to the converting Holder a physical certificate or certificates representing the number of Conversion Shares being acquired upon the conversion of shares of Series A Non-Voting Convertible Preferred Stock, or (b) in the case of a DWAC Delivery (if so requested by the Holder), electronically transfer such Conversion Shares by crediting the account of the Holder’s prime broker with DTC through its DWAC system. If in the case of any Notice of Conversion such certificate or certificates for the Conversion Shares are not delivered to or as directed by or, in the case of a DWAC Delivery, such shares are not electronically delivered to or as directed by, the applicable Holder by the Share Delivery Date, the applicable Holder shall be entitled to elect to rescind such Notice of Conversion by written notice to the Corporation at any time on or before its receipt of such certificate or certificates for Conversion Shares or electronic receipt of such shares, as applicable, in which event the Corporation shall promptly return to such Holder any original Series A Non-Voting Convertible Preferred Stock certificate delivered to the Corporation and such Holder shall promptly return to the Corporation any Common Stock certificates or otherwise direct the return of any shares of Common Stock delivered to the Holder through the DWAC system, representing the shares of Series A Non-Voting Convertible Preferred Stock unsuccessfully tendered for conversion to the Corporation. As used herein, “Standard Settlement Period” means the standard settlement period, expressed in a number of Trading Days, on the Corporation’s Principal Market with respect to the Common Stock as in effect on the Conversion Date.

6.4.2Obligation Absolute. Subject to Section 6.3 and subject to Holder’s right to rescind a Notice of Conversion pursuant to Section 6.4.1, the Corporation’s obligation to issue and deliver the Conversion Shares upon conversion of Series A Non-Voting Convertible Preferred Stock in accordance with the terms hereof are absolute and unconditional, irrespective of any action or inaction by a Holder to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any Person or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by such Holder or any other Person of any obligation to the Corporation or any violation or alleged violation of law by such Holder or any other Person, and irrespective of any other circumstance which might otherwise limit such obligation of the Corporation to such Holder in connection with the issuance of such Conversion Shares..

6.4.3Reservation of Shares Issuable Upon Conversion. The Corporation covenants that at all times it will reserve and keep available out of its authorized and unissued shares of Common Stock for the sole purpose of issuance upon conversion of the Series A Non-Voting Convertible Preferred Stock, free from preemptive rights or any other actual contingent purchase rights of Persons other than the Holders of the Series A Non-Voting Convertible Preferred Stock, not less than such aggregate number of shares of the Common Stock as shall be issuable (taking into account the adjustments of Section 7) upon the conversion of all outstanding shares of Series A Non-Voting Convertible Preferred Stock. The Corporation covenants that all shares of Common Stock that shall be so issuable shall, upon issue, be duly authorized, validly issued, fully paid and non-assessable and, if the Conversion Shares Registration Statement is then effective under the Securities Act, shall be registered for public resale in accordance with such Conversion Shares Registration Statement (subject to such Holder’s compliance with its obligations under the Purchase Agreement and applicable securities laws).

6.4.4Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of the Series A Non-Voting Convertible Preferred Stock, no certificates or scrip for any such fractional shares shall be issued and no cash shall be paid for any such fractional shares. Any fractional shares of Common Stock that a Holder of Series A Non-Voting Convertible Preferred Stock would otherwise be entitled to receive shall be aggregated with all fractional shares of Common Stock issuable to such Holder and any remaining fractional shares shall be rounded up to the nearest whole share. Whether or not fractional shares would be issuable upon such conversion shall be determined on the basis of the total number of shares of Series A Non-Voting Convertible Preferred Stock the Holder is at the time converting into Common Stock and the aggregate number of shares of Common Stock issuable upon such conversion.

6.4.5Transfer Taxes. The issuance of certificates for shares of the Common Stock upon conversion of the Series A Non-Voting Convertible Preferred Stock shall be made without charge to any Holder for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such certificates, provided that the Corporation shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such certificate upon conversion in a name other than that of the registered Holder(s) of such shares of Series A Non-Voting Convertible Preferred Stock and the Corporation shall not be required to issue or deliver such certificates unless or until the Person or Persons requesting the issuance thereof shall have paid to the Corporation the amount of such tax or shall have established to the satisfaction of the Corporation that such tax has been paid.

6.5Status as Stockholder. Upon each Conversion Date, (i) the shares of Series A Non-Voting Convertible Preferred Stock being converted shall be deemed converted into shares of Common Stock and (ii) the Holder’s rights as a holder of such converted shares of Series A Non-Voting Convertible Preferred Stock shall cease and terminate, excepting only the right to receive certificates for such shares of Common Stock and to any remedies provided herein or otherwise available at law or in equity to such Holder because of a failure by the Corporation to comply with the terms of this Certificate of Designation. In all cases, the Holder shall retain all of its rights and remedies for the Corporation’s failure to convert Series A Non-Voting Convertible Preferred Stock.

7.Certain Adjustments.

7.1Stock Dividends and Stock Splits. If the Corporation, at any time while this Series A Non-Voting Convertible Preferred Stock is outstanding: (A) pays a stock dividend or otherwise makes a distribution or distributions payable in shares of Common Stock or in other securities of the Corporation (which, for avoidance of doubt, shall not include any shares of Common Stock issued by the Corporation upon conversion of this Series A Non-Voting Convertible Preferred Stock) with respect to the then outstanding shares of Common Stock; (B) subdivides outstanding shares of Common Stock into a larger number of shares; or (C) combines (including by way of a reverse stock split) outstanding shares of Common Stock into a smaller number of shares, then the Conversion Ratio shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding any treasury shares of the Corporation) outstanding immediately after such event and of which the denominator shall be the number of shares of Common Stock outstanding immediately before such event (excluding any treasury shares of the Corporation). Any adjustment made pursuant to this Section 7.1 shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision or combination.

7.2Fundamental Transaction. If, at any time while this Series A Non-Voting Convertible Preferred Stock is outstanding, (A) the Corporation effects any merger or consolidation of the Corporation with or into another Person or any stock sale to, or other business combination (including, without limitation, a reorganization, recapitalization, spin-off, share exchange or scheme of arrangement) with or into another Person (other than such a transaction in which the Corporation is the surviving or continuing entity and its Common Stock is not exchanged for or converted into other securities, cash or property), (B) the Corporation effects any sale, lease, transfer or exclusive license of all or substantially all of its assets in one transaction or a series of related transactions, (C) any tender offer or exchange offer (whether by the Corporation or another Person) is completed pursuant to which more than 50% of the voting power of the common equity not held by the Corporation or such Person is exchanged for or converted into other securities, cash or property, or (D) the Corporation effects any reclassification of the Common Stock or any compulsory share exchange pursuant (other than as a result of a dividend, subdivision or combination covered by Section 7.1) to which the Common Stock is effectively converted into or exchanged for other securities, cash or property (in any such case, a “Fundamental Transaction”), then, upon any subsequent conversion of this Series A Non-Voting Convertible Preferred Stock the Holders shall have the right to receive, in lieu of the right to receive Conversion Shares, for each Conversion Share that would have been issuable upon such conversion immediately prior to the occurrence of such Fundamental Transaction, the same kind and amount of securities, cash or property as it would have been entitled to receive upon the occurrence of such Fundamental Transaction if it had been, immediately prior to such Fundamental Transaction, the holder of one share of Common Stock (the “Alternate Consideration”). For purposes of any such subsequent conversion, the determination of the Conversion Ratio shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one share of Common Stock in such Fundamental Transaction, and the Corporation shall adjust the Conversion Ratio in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration. If holders of Common Stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the Holders shall be given the same choice as to the Alternate Consideration it receives upon any conversion of this Series A Non-Voting Convertible Preferred Stock following such Fundamental Transaction. To the extent necessary to effectuate the foregoing provisions, any successor to the Corporation or surviving entity in such Fundamental Transaction shall file a new certificate of designations with the same terms and conditions and issue to the Holders new preferred stock consistent with the foregoing provisions and evidencing the Holders’ right to convert such preferred stock into Alternate Consideration. The terms of any agreement to which the Corporation is a party and pursuant to which a Fundamental Transaction is effected shall include terms requiring any such successor or surviving entity to comply with the provisions of this Section 7.2 and insuring that this Series A Non-Voting Convertible Preferred Stock (or any such replacement security) will be similarly adjusted upon any subsequent transaction analogous to a Fundamental Transaction. The Corporation shall cause to be delivered to each Holder, at its last address as it shall appear upon the stock books of the Corporation, written notice of any Fundamental Transaction at least 10 calendar days prior to the date on which such Fundamental Transaction is expected to become effective or close.

7.3Calculations. All calculations under this Section 7 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be. For purposes of this Section 7, the number of shares of Common Stock deemed to be issued and outstanding as of a given date shall be the sum of the number of shares of Common Stock (excluding any treasury shares of the Corporation) issued and outstanding.

8.Redemption. The shares of Series A Non-Voting Convertible Preferred Stock shall not be redeemable; provided, however, that the foregoing shall not limit the ability of the Corporation to purchase or otherwise deal in such shares to the extent otherwise permitted hereby and by law.

9.Transfer. A Holder may transfer any shares of Series A Non-Voting Convertible Preferred Stock together with the accompanying rights set forth herein, held by such holder without the consent of the Corporation; provided that such transfer is in compliance with applicable securities laws. The Corporation shall in good faith (a) do and perform, or cause to be done and performed, all such further acts and things, and (b) execute and deliver all such other agreements, certificates, instruments and documents, in each case, as any holder of Series A Non-Voting Convertible Preferred Stock may reasonably request in order to carry out the intent and accomplish the purposes of this Section 9. The transferee of any shares of Series A Non-Voting Convertible Preferred Stock shall be subject to the Beneficial Ownership Limitation applicable to the transferor as of the time of such transfer.

10.Series A Non-Voting Convertible Preferred Stock Register. The Corporation shall maintain at its principal executive offices (or such other office or agency of the Corporation as it may designate by notice to the Holders in accordance with Section 11), a register for the Series A Non-Voting Convertible Preferred Stock, in which the Corporation shall record (a) the name, address, and electronic mail address of each holder in whose name the shares of Series A Non-Voting Convertible Preferred Stock have been issued and (b) the name, address, and electronic mail address of each transferee of any shares of Series A Non-Voting Convertible Preferred Stock. The Corporation may deem and treat the registered Holder of shares of Series A Non-Voting Convertible Preferred Stock as the absolute owner thereof for the purpose of any conversion thereof and for all other purposes.

11.Notices. Any notice required or permitted by the provisions of this Certificate of Designation to be given to a Holder of shares of Series A Non-Voting Convertible Preferred Stock shall be mailed, postage prepaid, to the post office address last shown on the records of the Corporation, or given by electronic communication in compliance with the provisions of the DGCL, and shall be deemed sent upon such mailing or electronic transmission.

12.Book-Entry; Certificates. The Series A Non-Voting Convertible Preferred Stock will be issued in book-entry form; provided that, if a Holder requests that such Holder’s shares of Series A Non-Voting Convertible Preferred Stock be issued in certificated form, the Corporation will instead issue a stock certificate to such Holder representing such Holder’s shares of Series A Non-Voting Convertible Preferred Stock. To the extent that any shares of Series A Non-Voting Convertible Preferred Stock are issued in book-entry form, references herein to “certificates” shall instead refer to the book-entry notation relating to such shares.

13.Waiver; Amendment. Any waiver by the Corporation or a Holder of a breach of any provision of this Certificate of Designation shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Certificate of Designation or a waiver by any other Holders, other than as expressly set forth herein. The failure of the Corporation or a Holder to insist upon strict adherence to any term of this Certificate of Designation on one or more occasions shall not be considered a waiver or deprive that party (or any other Holder) of the right thereafter to insist upon strict adherence to that term or any other term of this Certificate of Designation. Any waiver by the Corporation or a Holder must be in writing. Notwithstanding any provision in this Certificate of Designation to the contrary, any provision contained herein and any right of the Holders of Series A Non-Voting Convertible Preferred Stock granted hereunder may be waived as to all shares of Series A Non-Voting Convertible Preferred Stock (and the Holders thereof) upon the written consent of the Holders of not less than a majority of the shares of Series A Non-Voting Convertible Preferred Stock then outstanding, provided, however, that (i) the beneficial ownership limitation applicable to a Holder, and any provisions contained herein that are related to such beneficial ownership limitation, cannot be modified, waived or terminated without the consent of such Holder, (ii) any proposed waiver that would, by its terms, have a disproportionate and materially adverse effect on any Holder shall require the consent of such Holder(s), and (iii) so long as the Company remains required to do so under applicable listing standards and regulations, the Maximum Percentage may not exceed 19.99% for any Holder unless the Company’s stockholders approve such an increase in accordance with Section 6.3.

14.Severability. Whenever possible, each provision hereof shall be interpreted in a manner as to be effective and valid under applicable law, but if any provision hereof is held to be prohibited by or invalid under applicable law, then such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating or otherwise adversely affecting the remaining provisions hereof.

15.Status of Converted Series A Non-Voting Convertible Preferred Stock. If any shares of Series A Non-Voting Convertible Preferred Stock shall be converted by the Corporation, such shares shall, to the fullest extent permitted by applicable law, be retired and cancelled upon such acquisition, and shall not be reissued as a share of Series A Non-Voting Convertible Preferred Stock. Any share of Series A Non-Voting Convertible Preferred Stock so acquired shall, upon its retirement and cancellation, and upon the taking of any action required by applicable law, resume the status of authorized but unissued shares of preferred stock and shall no longer be designated as Series A Non-Voting Convertible Preferred Stock.

16.Headings. The headings contained herein are for convenience only, do not constitute a part of this Certificate of Designation and shall not be deemed to limit or affect any of the provisions hereof.

ANNEX A

NOTICE OF CONVERSION

(TO BE EXECUTED BY THE REGISTERED HOLDER IN ORDER TO CONVERT SHARES OF SERIES A
NON-VOTING CONVERTIBLE PREFERRED STOCK)

The undersigned Holder hereby irrevocably elects to convert the number of shares of Series A Non-Voting Convertible Preferred Stock indicated below, represented in book-entry form, into shares of common stock, par value $0.0001 per share (the “Common Stock”), of Hyperion DeFi, Inc., a Delaware corporation (the “Corporation”), as of the date written below. If securities are to be issued in the name of a Person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto. Capitalized terms utilized but not defined herein shall have the meaning ascribed to such terms in that certain Amended and Restated Certificate of Designation of Preferences, Rights and Limitations of Series A Non-Voting Convertible Preferred Stock (the “Certificate of Designation”) filed by the Corporation with the Secretary of State of the State of Delaware on March 23, 2026.

As of the date hereof, the number of shares of Common Stock beneficially owned by the undersigned Holder (together with such Holder’s Attribution Parties), including the number of shares of Common Stock issuable upon conversion of the Series A Non-Voting Convertible Preferred Stock subject to this Notice of Conversion, but excluding the number of shares of Common Stock which are issuable upon (A) conversion of the remaining, unconverted Series A Non-Voting Convertible Preferred Stock beneficially owned by such Holder or any of its Attribution Parties, and (B) exercise or conversion of the unexercised or unconverted portion of any other securities of the Corporation (including any warrants) beneficially owned by such Holder or any of its Attribution Parties that are subject to a limitation on conversion or exercise similar to the limitation contained in Section 6.4 of the Certificate of Designation, is _____. For purposes hereof, beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act and the applicable regulations of the Commission. In addition, for purposes hereof, “group” has the meaning set forth in Section 13(d) of the Exchange Act and the applicable regulations of the Commission.

CONVERSION CALCULATIONS:

Date to Effect Conversion:

Number of shares of Series A Non-Voting Convertible Preferred Stock owned prior to Conversion:

Number of shares of Series A Non-Voting Convertible Preferred Stock to be Converted:

Number of shares of Common Stock to be Issued:

Address for delivery of physical certificates:

For DWAC Delivery, please provide the following:

Broker No.:

Account No.:

[HOLDER]

By:
Name:
Title: